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                                                                    Exhibit 10.9

                            PROGRAM LICENSE AGREEMENT

This agreement ("Agreement") is between Broadcast America Partnership, Ltd. ("Network") with offices at 100 East Royal Lane, Suite 100, Irving Texas 75039 and VidKid Distributions, Inc. ("Licensor").

1.  PROGRAM(S): 65 episodes of the program entitled "Howdy Doody".

2.  TERM OF AGREEMENT: Effective Date: December 28, 1998; Termination Date:
December 24, 1999.

3.  LICENSOR: VidKid Distribution, Inc., 3100 North 29th Court, Hollywood, FL
33020
Phone: 954/927-2722   Fax: 954/927-8859

4.  NETWORK: America One Television.

5.  DATE OF DELIVERY OF PROGRAM:  One week prior to air.

6. FORMAT: The program (and any commercial spots) to be provided on beta sp tape with audio mixed to channel two, or channel one and two. No stereo tapes will be accepted.

7. PAYMENT TERMS: Network and Licensor shall share the net revenues from the three (3) minutes of advertising time on a fifty-fifty basis. Net revenues shall mean revenues actually collected from the sale of advertising spots during such time periods, less agency, sales person, and representative fees and commissions (up to 30%)(e.g., commissions paid to companies for selling advertising time during the Program. Net revenues shall be distributed by Network in the month following the month they are collected. Network will provide Licensor a billing summary 10 business days after the conclusion of each broadcast month.

8.  PROGRAM SCHEDULE:
America One will distribute the Program between the hours of 7am - 6pm est Monday through Friday.
Notwithstanding the foregoing, Network may preempt the Program Schedule with live events in its sole discretion. In the event of preemption, Network will provide a "make good" broadcast at no charge.

9.  COMMERCIAL SPOTS:    Licensor:    :30         .
                                 -----------------
                         Affiliate:  2:00         .
                                   ---------------
                         Network:    3:00         .
                                 -----------------
                                     5:30         Total Minutes
                                 -----------------

10. LENGTH OF PROGRAM:   Commercial Time:     5:30          .
                                         -------------------
                         PSA Time:             :30          .
                                  --------------------------
                         Content Time:       22:30 (minimum).
                                      ----------------------
                         Running Time:       28:30          .
                                      ----------------------

11. ADDITIONAL TERMS:
-    The program is supplied to America One on a barter basis.

- This agreement will automatically renew thirty days prior to expiration for an additional year upon the same terms, unless either party notifies the other party that it does not wish to renew the Agreement at least ninety (90) days prior to the end of the Term.

- If Licensor notifies Network that it does not wish to renew this Agreement, then, from time to time if Licensor receives a bonafide offer to broadcast or distribute the Program, Licensor shall promptly notify Network of such offer (along with evidence of the financial terms of such offer [including term of years]), and Network shall have the right to match such offer (within ten (10) business days of its receipt of such offer) and broadcast the Program under the financial terms set forth in such offer (and the parties shall enter into an agreement in the form of this Agreement but with the economic terms set forth in the offer), provided Network shall have paid Licensor at least $60,000 during the Term of this Agreement. Networks matching right shall remain until Network rejects such offer and Licensor consummates a written agreement with such third party.

- Licensor is supplying this Program on an exclusive basis for over the air broadcasts in North America (excluding cable television broadcasts to fee-based cable subscribers) and Internet broadcasts.

- Network will offer Licensor ten (10) thirty (30) second spots, ROS per week, subject to availability. Additionally, Licensor shall receive two (2) additional spots guaranteed within other children's programming; provided
     (i) only one (1) spot will be shown per program, and (ii) the commercials are targeted to and are suitable for children.

12. TERMS AND CONDITIONS: The Terms and Conditions set out in the attached EXHIBIT "A" are a part of this Agreement. Licensor hereby acknowledges receipt of Exhibit "A."

(Licensor's Initials_______)


AGREED TO AND ACCEPTED:
("Network")                                       ("Licensor")
BROADCAST AMERICA PARTNERSHIP, LTD.                        VidKid Distribution, Inc.
                                                  ----------------------------------------

By: Broadcast America, Inc, general partner.


By: /s/ Thomas A. Stacy                           By:  /s/ Steven Adelstein
   ---------------------------------------           ----------------------------------
Name: Thomas A. Stacy                             Name: Steven Adelstein
     -------------------------------------             --------------------------------
Title: Asst General Manager                       Title:  President
      ------------------------------------              -------------------------------

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                                  EXHIBIT "A"
               TERMS AND CONDITIONS TO PROGRAM LICENSE AGREEMENT

1. GRANT: Licensor hereby grants to Network the right and license within the United States (including its territories and possessions), and in the territory covered by the satellite signal of the Network, itself and/or through third parties to distribute, broadcast, transmit, copy, display, exhibit, advertise, promote, project and perform, on a live and/or tape-delayed basis, (including but not limited to exploitation by means of all forms of video cassette, videodiscs, video cartridges, Internet and videotapes, now known or hereafter devised) but subject to any restrictions set forth herein, the Program(s) listed in this Agreement or any portions or segments thereof, during the Term subject to the terms and conditions contained herein.

2. TERM: The rights granted to Network herein shall be vested for the term of this Agreement.

3. DELIVERY REQUIREMENTS (TAPE): Licensor, at its sole cost and expense shall provide and deliver (i) one (1) commercial broadcast television quality videotape, with a complete audio mix as described in the Agreement. Each videotape shall be delivered prepaid to Network on or before the delivery dates specified in this Agreement. Delivery shall not be deemed complete unless and until the materials delivered by Licensor in accordance with the provisions hereof are technically and editorially acceptable to Network. Timely delivery of such technically acceptable material is of the essence of this Agreement. The videotape referred to herein shall be a duplicate of the master.

4. PAYMENTS: Licensor and Network shall each have available to it only the number of Commercial Spots within each Program as set forth in this Agreement.

5. REPRESENTATIONS AND WARRANTIES: Licensor represents and warrants to Network that:

(a) it has the right to enter into this Agreement and to grant the rights herein granted to Network free and clear of all liens and encumbrances;

(b) the exercise by Network of any of the rights herein granted to it will not violate or infringe the copyright (including music performance rights), trademark, service mark, trade name, patent, literacy, intellectual, artistic or dramatic right, right of privacy or civil, property or any other rights whatsoever of any person or entity; and

(c) Licensor has paid or shall pay (or third parties not affiliated with Network paid) any and all residuals, including all necessary music title and performance rights, reuse, and other fees or compensation of any kind, however denominated, which are due or may be come due by reason of Network's full exercise of any and all of its rights hereunder.

6. INDEMNIFICATION: Licensor shall indemnify, defend, and hold harmless the Network and its agents, contractors, officers, directors, employees, partners, affiliates, representatives, and broadcast affiliates to the fullest extent allowed by law, from and against all losses, claims, damages, liabilities, expenses, including, without limitation, reasonable attorneys' fees based upon, relating to, or arising out of (i) claims arising out of the information contained in or linked to any Program or other information supplied by Licensor or its agents or representatives, (ii) actions or claims that the Programs are not owned by Licensor, (iii) claims for infringement upon any patent, trademark, service mark, copyright, trade name, trade secret, right of publicity, right to broadcast or rebroadcast, or other proprietary right or interest of a third party relating to the Program, (iv) actions taken by governmental agencies and/or industry or trade associations for advertisements not conforming to any applicable law and/or voluntary agreement, (v) actions or claims brought by ASCAP, BMF, or SESAC or other licensing groups in connection with the Programs, and (vi) breach of any representation or warranty made by Licensor or its agents or representatives. The obligations under this paragraph shall survive any termination of this Agreement unless specifically released in a writing executed by both parties.

7. FORCE MAJEURE: If because of act of God, inevitable accident; fire; lockout, strike or other labor dispute; riot or civil commotion; act of governmental instrumentality (whether federal, state or local); failure in whole or in part of technical facilities; failure or broadcast facilities, technical or programming difficulties, or other causes beyond Network's reasonable control Network fails to fully perform hereunder, the same shall not constitute a breach of this Agreement by Network, and Network will not be liable to Licensor for such failure to perform.

8. CANCELLATION: Network may cancel this Agreement under normal circumstances by delivering to Licensor, Network or their designated representative thirty (30) days prior notice in writing, provided that the Program shall air for at least 13 weeks. However, Network shall have the right to cancel this Agreement immediately by the most expedient means of communications to Licensor in the event that Licensor fails to timely perform any one or all of its responsibilities enumerated else where in the Agreement. Any cancellation of this Agreement shall be prospective only and shall not affect the Network's perpetual rights to any Program(s) delivered prior to the effective date of such cancellation.


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9.     MISCELLANEOUS:

(a) Licensor shall give mention and/or credit to Network in all press releases or publicity covering the Program(s).

(b) Network may use and authorize the use in any media of the names, logos, trade names, trademarks, service marks and other intellectual property of Licensor and other entities or individuals participating in the Program, and the names, likenesses and voices of, and biographical information concerning, all athletes, contestants, players, coaches, managers, actors and others connected with the Program to broadcast, advertise, promote and publicize the Program.

(c) If Licensor decides to seek any recourse, action or claim to which it is entitled under or by reason of this Agreement, Licensor agrees that such recourse, action or claim shall extend only to Network and not to any of Network's partners (limited, general or otherwise), owners, or affiliates.

(d) The prevailing party in any litigation (or arbitration to which the parties may hereafter agree) between the parties arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement shall be entitled to recover all of its reasonable attorneys' fees (including an allocable portion of in-house attorneys' fees if any) and costs, including, but not limited to, costs and attorneys' fees related to or arising out of any trial or appellate proceedings.

(e) This Agreement is made and delivered in Irving, Texas and shall be governed by and construed in accordance with the laws of the State of Texas (without regard to Texas' choice of law rules). Any delay or waiver (whether due to course of dealing or otherwise) of any right or remedy by Network shall not act as a waiver of any right or remedy available to Network.

(f) This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement or understanding, and may not be altered, amended, or otherwise modified except by an instrument in writing executed by both parties.

(g) The invalidity of any provision of this Agreement will not affect the validity of any other provision of this Agreement, but both parties must negotiate in good faith the equitable modification of any provision held to be invalid. No provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right. Additionally, this Agreement does not create, and shall not be construed to create, any joint venture, partnership, principle-agent, or any other similar relationship between the parties or their owners.

(h) Licensor acknowledges that, except as specifically set forth in this Agreement, the Network has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, or guarantees of any kind of character whatsoever, whether express or implied, oral or written, of, as to, concerning, or with respect to (i) the subject matter of this Agreement, (ii) the amount of any projected revenues, or (iii) Network's affiliates. This paragraph shall survive the expiration or earlier termination of this Agreement.

(i) Unless otherwise specifically stated in this Agreement, (i) it shall be up to the sold discretion of the Network in its good faith business judgment, to select the form, production, and placement (e.g., time, duration, and location) of any Program or commercials, (ii) Network shall make revisions to the Program Schedule as it deems appropriate, and (iii) all commercials must be delivered at the same time the Program is delivered to Network. The Network reserves the right to refuse to broadcast any material which, in the Network's sole discretion, promotes or contains firearms, pornography, or any other products, services, or content which may be deemed inappropriate material for general public access.

(j) Licensor agrees that the terms and conditions of this Agreement will be kept confidential by it and its agents, employees, and affiliates, and, except as may be required by law, will not be disclosed in any manner whatsoever, in whole or in part, without the prior written consent of the Network.